Exhibit 10.1

AGREEMENT

This voluntary agreement concerning my separation of employment from Allison Transmission, Inc., and related releases and covenants (“Agreement”) is entered into between Allison Transmission, Inc. (“Allison”) and David Parish (“I” “me” or “my”), wherein the parties agree as follows:

1. Definition. Throughout this Agreement, the term “Allison” used alone, shall encompass the following: (a) Allison Transmission, Inc. and any subsidiary, parent company, affiliated entity, related entity or division thereof, affiliate or shareholder; and (b) any current or former officer, director, trustee, agent, employee, representative, insurer, or employee benefit or welfare program or plan (including the administrators, trustees, fiduciaries, and insurers of such program or plan) of an entity referenced in or encompassed by subparagraph 1(a).

2. Consideration. In exchange for me executing (and not revoking) this Agreement and complying with the other covenants contained herein (including continued employment through my last day of employment as set out in this Agreement), I shall receive the following benefits:

(a)	The time-based vesting of any of my unvested and outstanding options and restricted stock granted to me by the Company (collectively, the “Equity Awards”) shall immediately vest on the Separation Date on a pro-rata basis, which pro-rata vesting shall be determined by multiplying the number of shares subject to the Equity Award that were scheduled to vest on the applicable vesting date following my Separation Date multiplied by a fraction, (i) the numerator of which is the number of months from the applicable vesting commencement date of the Equity Award through the Separation Date (rounded up), and (ii) the denominator of which is the number of months from the applicable vesting commencement date of the Equity Award through the applicable vesting date (rounded up). As an example, if 200 restricted shares were granted and commenced vesting on December 20, 2013 and scheduled to vest based on the passage of time on December 1, 2016), and my Separation Date was January 30, 2016, then a total of 144 shares will vest on the Separation Date (200 shares multiplied by 26/36ths or .7222 and rounded to the nearest whole share). The “vesting commencement date” shall be the grant date of the applicable Equity Award unless stated otherwise in the Equity Award agreement.

(b)

The restricted stock granted to me on February 19, 2015 pursuant to a Restricted Stock Grant Notice with respect to a maximum of 9,386 shares (the “PSA”) shall remain eligible to vest with respect to a maximum of 3,129 (9,386 shares multiplied by 12/36th or 0.333 and rounded to the nearest whole share) shares (or 1,565 target shares) based on the achievement of performance goals set forth in Section 2.3(a) of the PSA (the “Eligible PSA Shares”) and shall remain subject to the terms and conditions of the PSA, other than Section 2.3(b). The remaining portion of the PSA shares (6,257 shares) shall be forfeited immediately on the

Separation Date and any portion of the Eligible PSA Shares that do not vest on the Determination Date (as defined in the PSA) shall be forfeited immediately on the Determination Date. For example, if Allison achieves a TSR (as defined in the PSA) that is at the 25th percentile of the TSR of the component members of Allison’s Peer Group (as defined in the PSA) over the performance period that ends on December 31, 2017, then 50% of the target number of Eligible PSA Shares, or 783 of the Eligible PSA Shares, shall vest on the Determination Date.

(c)	I will have until the earlier of the expiration date of any vested options or thirty-six (36) months from my Separation Date to exercise any vested options, subject to the terms of the applicable Allison equity plan.

(d)	A payment of iComp I would have earned for the calendar year in which my Separation Date falls, on a pro rata basis. This payment shall be calculated by multiplying my iComp bonus (calculated using my target annual bonus amount in effect at the time of my Separation Date), which amount shall be paid within 90 days of the Separation Date of Executive’s Qualifying Termination or, if higher, Executive’s target annual bonus amount at the highest level in effect at any time during the ninety (90) day period prior to the Change in Control

The actions by Allison in this Paragraph 2 reflect consideration provided to me over and above anything of value to which I am already entitled. For the avoidance of doubt, no portion of my Equity Awards that are subject to performance based vesting, if any, will be accelerated pursuant to this Section 2.

Any benefit provided to me in Paragraph 2 shall be subject to all appropriate taxes, deductions and withholdings. In accelerating the vesting of equity as specified in this Agreement, Allison makes no representation as to the tax consequences or liability arising from this action including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended. Moreover, the parties understand and agree that my tax consequences and/or liability arising from such payments shall be my sole responsibility. To this extent, I acknowledge and agree that I will pay any and all income tax which may be determined to be due by me in connection with the actions described in this Paragraph 2. I also agree to indemnify Allison for any and all tax liability (including, but not limited to, fines, penalties, interest, and costs and expenses, including attorneys’ fees) incurred by me arising from or relating to the payments described in this Paragraph 2 and/or imposed on Allison by the Internal Revenue Service or any other taxing agency or tribunal as a result of my failure to timely pay taxes.

3. Employment. My last day of employment shall be             (the “Separation Date”) and my retirement shall be effective             (the “Retirement Date”). Because I am receiving benefits under this Agreement, I acknowledge and agree that I will not apply for reemployment with Allison.

4. My Continued Support. I agree that, during and after my employment, I will: (a) lend my full support to and assist with the transition of my duties and any associated restructuring of the business; (b) cooperate and make myself reasonably available to Allison personnel in the event my assistance is needed to locate, understand, or clarify work previously performed by me or to assist with other work-related issues relating to my employment; (c) cooperate, assist, and make myself reasonably available to Allison personnel or Allison agents on an as-needed basis in order to respond to, defend, or address any issues or claims deemed important to Allison or to respond to, defend, or address any complaint or claim filed, or any issue raised, by any person or entity who has sued Allison or that does business with Allison or is associated with Allison in any way; (d) provide truthful and accurate sworn testimony in the form of deposition, affidavit, and/or court testimony if requested by Allison. Allison will strive to keep the need for assistance after my Separation Date to a minimum, and will of course reimburse me for reasonable out-of-pocket expenses incurred as a result of my assistance, unless such remuneration would be inappropriate or otherwise prohibited under existing law.

5. Non-Disparagement and Public Service. I agree that: (a) I will not serve on, consult, or advise, any technology board, company board, committee or forum that is in any way related to the industries that Allison serves, or in which Allison’s business, technology or products are used, discussed or disclosed, unless approved in writing by Allison; (b) I will not make any statements or representations that disparage, demean, or impugn Allison, including its technology and products, including without limitation any statements impugning the personal or professional character of any director, officer, or employee for Allison, or encourage or assist others to make any such statements or representations; (c) I will not or participate in public speeches or forums (including forums in which I may make anonymous or pseudonymous statements) that disparage, demean, or impugn Allison, its personnel, or its technology and products; (d) I will not take any position in any venue or format that is contrary to Allison’s claims and position concerning its technology and products, and I will support Allison’s claims and position on its technology and products if asked and choose to respond; and (e) I will not directly or indirectly seek to cause any person or organization to discontinue or limit their current relationship with Allison. I agree that the terms and requirements in this Paragraph are reasonably necessary to protect the legitimate business interests of Allison.

6. Use and Disclosure of Allison Confidential Information. I agree that: (a) I will not use or disclose confidential, sensitive, or proprietary information concerning Allison obtained by me during my employment, or as a result of my position, with Allison. For purposes of this Agreement, “confidential information” includes, without limitation, all materials and information (whether written or not) about Allison’s current or former employees (including their compensation, benefits, or other personnel or personal information), contracts, business plans, customers, suppliers, products, services, pricing, promotions, processes, research, finances, purchasing, sales, marketing, accounting, costs, improvements, discoveries, technology, software, business methods, formulae, inventions, quality, internal communications, production, output, profit margins, and/or any other aspect of Allison’s business or operations which are not generally known by the public at large and/or which provide Allison with a competitive advantage. The commitments in this paragraph are in addition to and shall not void or detract from my commitments in any other confidentiality agreements I have executed with Allison.

7. Limited Non-Competition and Non-Solicitation. As Senior Vice President, Operations and Purchasing, I have broad knowledge of sensitive competitive information concerning Allison’s entire business. From the date this Agreement is signed through eighteen months from my Separation Date, I shall not:

(a)	Anywhere in the world where Allison sales or operates;

(b)	Directly or indirectly own (excluding securities held in a mutual fund and any holdings of less than 2% of the total issue), manage, finance, operate, control or participate in ownership, management, or operation of, be on the board of, or act in a competitive capacity as an agent or consultant of, or be employed in a competitive capacity with, any entity or business:

(i)	engaged in the design, manufacture, sale or service of medium or heavy duty commercial or military transmissions of any type;

(ii)	that purchases transmissions from or builds vehicles using transmissions manufactured by any business described in (x) above; or

(iii)	that supplies parts, materials or services to any business described in (x) above.

(c)	Assist in the research and development of products or services:

(i)	where such research and development would be aided by the trade secret, confidential and/or proprietary information learned in the course of my employment with Allison; or

(ii)	which compete with Allison products and services.

(d)	I further agree that I will not in a competitive capacity, on behalf of any person or entity other than Allison, Inc. directly or indirectly:

(i)	solicit, divert (or attempt to solicit or divert) or accept business from any customer of Allison, Inc. with whom I have had contact (either directly or indirectly) or over which I was responsible during the last two years of my employment, or about whom I obtained trade secret, confidential and/or proprietary information; or

(ii)	solicit, divert (or attempt to solicit or divert) or accept business from any identified prospective customer of Allison, Inc. with whom I have had contact (either directly or indirectly) or over which I was responsible during my last year of employment, or about whom I obtained trade secret, confidential and/or proprietary information.

(e)	I also agree that I will not directly or indirectly encourage, solicit, induce, or attempt to encourage, solicit or induce any employee, agent or representative of Allison to leave his/her employment (or terminate his/her relationship) with Allison (or devote less than full time efforts to that business), and I will not directly or indirectly hire or attempt to hire, for any competitive or other position with any competitor or other business, any person who is an employee, agent or representative of Allison (or who has been an employee, agent or representative of Allison at any time within the preceding 180 days).

8. Company and Personal Property. I affirm that, on or before my Separation Date, I will return all items requested by Allison, which may include, but are not limited to, my identification badge and any other access cards, company equipment, documents, memoranda, records, files, notes, usb drives and other storage media, portable hard drives, credit cards, keys, computers, and any other matter or materials (from whatever source, including information electronically stored) that is the property of, or that was purchased or provided by, Allison, including any copies of the foregoing. I agree not to remove any Allison documents, information or property from Allison, or retain any duplicates, copies or excerpts thereof, and shall immediately return any such material in the event I discover I am in possession of such material.

9. Inventions. I acknowledge that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to Allison’s actual or anticipated business, research and development for existing or future products or services and which are conceived, developed, contributed to, made or reduced to practice by me (either solely or jointly with others) while employed by Allison (“Work Product”) belongs to Allison and I hereby assign, and agree to assign, all Work Product to Allison. I further agree to perform all acts necessary or desirable by Allison to permit and assist Allison in obtaining and enforcing patents, copyrights, trade secrets or other intellectual property rights with respect to such inventions or Work Product in any and all countries. I further irrevocably designate and appoint Allison and its duly authorized officers and agents as my agent and attorney-in-fact to act for me and in my name and stead, to execute and file any applications or related filings and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights or other intellectual property rights with respect to any inventions or Work Product with the same legal force and effect as if executed by me.

10. Confidentiality. To the extent this Agreement is not publicly available, I agree to keep the terms of this Agreement and the fact of its existence confidential and will not disclose any information concerning it to anyone except my immediate family, tax advisor, legal counsel, or anyone required by law to know the contents of the Agreement, provided that I inform any of these specified persons that I am bound by a confidentiality covenant and that the person is not to disclose any information concerning the Agreement.

11. General Release and Waiver. I (for me, my agents, assigns, heirs, executors, and administrators) release and discharge Allison from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the date I execute this Agreement, and waive all claims against Allison, including but not limited to all claims relating to, arising out of, or in any way connected with Employee’s interactions with Allison and/or my employment with Allison, the cessation of employment, or the compensation or benefits payable in connection with that employment or the cessation of that employment, including (without limitation) any claim, demand, action, or cause of action, including claims for attorneys’ fees, based on but not limited to: (a) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; (b) The Americans With Disabilities Act, as amended, 42 U.S.C. § 12101, et seq.; (c) The Equal Pay Act, as amended, 29 U.S.C. § 206, et seq.; (d) The Lilly Ledbetter Fair Pay Act of 2009; (e) The Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq.; (f) the National Labor Relations Act, 29 U.S.C. § 151, et seq.; (g) The Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; (h) The Fair Credit Reporting Act, as amended, 15 U.S.C. § 1681 et seq.; (i) The Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; (j) The Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq.; (k) any agreement, representation, promise, understanding, policy, practice, or potential entitlement (regardless of the source); (l) past or future wages, severance, compensation, vacation pay, benefits, bonuses, commissions, fringe benefits, or other forms of consideration, payment, or remuneration, except for claims to enforce payment of those sums explicitly identified in Paragraph 2; (m) The Indiana Civil Rights Law, Ind. Code 22-9-1, et seq.; and (n) any wage law including, without limitation, The Indiana Wage Payment and Wage Claims Acts, Ind. Code 22-2-5-2, 22-2-2-4, 22-2-5-9, 22-2-9-1, et seq. I further agree to release and discharge Allison and waive all claims related to any other federal, state, or local law, whether arising or emanating from statute, executive order, regulation, code, common law, or other source, including, but not limited to, all actions sounding in tort, contract, and/or any doctrine of good faith and fair dealing. I also confirm that there are currently no claims against Allison for unpaid benefits, wages, or other payments (other than possible retirement or pension benefits, the eligibility and payment of which are governed by the applicable plans, and the deferred compensation benefits for which I may be eligible). Notwithstanding the foregoing, this Agreement is not intended to operate as a waiver of any retirement or pension benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable plan. This Agreement also does not operate as a waiver of, or otherwise affect, any vested benefits I may have pursuant to the deferred compensation plan. Moreover, nothing in this Paragraph or Agreement shall be interpreted to waive or extinguish any rights which – by express and unequivocal terms of law – may not under any circumstances be waived or extinguished or prevent me from seeking unemployment benefits pursuant to applicable law.

12. Covenant Not to Sue. I agree that I will never sue or file a lawsuit or administrative claim against Allison including, without limitation, any lawsuit concerning or in any way related to my employment with Allison, the termination of that employment, the compensation or benefits payable in connection with my employment, or any other interaction or relationship with Allison, and that no such suit is currently pending. Should I violate any aspect of this Paragraph, I agree that any suit shall be null and void, and must be summarily dismissed or withdrawn. I also agree that if a claim or charge of any kind should be raised, brought, or filed in my name or on my behalf, I waive any right to, and agree not to take, any resulting award. This Paragraph and this Agreement shall not operate to waive or bar any claim which – by express and unequivocal terms of law – may not under any circumstances be waived or barred. Moreover, this Agreement shall not operate to waive rights or claims under the ADEA if those rights or claims arise after the date I sign this Agreement, nor preclude me from challenging the validity of the Agreement under the ADEA. This Paragraph also shall not preclude me from enforcing the terms of this Agreement or enforcing any rights I may have pursuant to the any pension, deferred compensation or retirement plan from which I have vested benefits.

13. Early Termination of My Employment. Nothing in this Agreement is intended to alter my existing at-will employment relationship, meaning that the employment relationship can be terminated by me or Allison Transmission prior to the last date of employment as set out in this Paragraph for any or no reason, with or without notice. If, prior to my last date of employment as set out in this Agreement, I terminate my employment for any reason, or Allison terminates my employment for Cause, I will forfeit the benefits provided in Paragraph 2 of this agreement, except $5,000 of any iComp payment I may be due, which shall constitute consideration for my commitments in this Agreement. “Cause” means (i) an intentional act of fraud, embezzlement, theft or any other material violation of law; (ii) breach of my obligations under this Agreement or the willful and continued failure to substantially perform my duties for company (other than as a result of incapacity due to physical or mental illness); or (iv) willful conduct by me that is demonstrably and materially injurious to company, monetarily or otherwise. Failure to meet performance standards or objectives, by itself, does not constitute “Cause”.

14. Severability. The parties expressly agree that the terms of this Agreement are reasonable and enforceable. Moreover, the provisions of this Agreement are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions. In the unlikely event that a court of competent jurisdiction determines that any of the terms, provisions, or covenants contained in this Agreement are unreasonable or unenforceable, the court shall limit the application of such term, provision, or covenant, or modify any such term, provision, or covenant, and proceed to enforce the Agreement as so limited or modified, to the maximum extent permitted by law.

15. Applicable Law and Venue. This Agreement shall be interpreted, enforced, and governed under the laws of Indiana. Any action arising from or related to this Agreement shall be litigated exclusively in a state or federal court located in Marion County, Indiana and I waive any defenses to this jurisdiction and venue.

16. Conditions and Remedies. Should I ever breach any provision or obligation under this Agreement, the parties agree that the range of remedies includes, but is not limited to the following:

(a)	I shall forego and no longer be entitled to the benefits promised in Paragraph 2.

(b)	I shall pay Allison’s defense costs, expenses, and reasonable attorneys’ fees if a court of competent jurisdiction finds that I have breached this Agreement.

(c)	If a court of competent jurisdiction finds that I have breached this Agreement, I shall reimburse Allison via certified check for the value of anything provided by Allison, Inc. pursuant to Paragraph 2, save $1000. In the event this reimbursement provision is triggered, I agree that the remaining provisions of the Agreement shall remain in full force and effect.

(d)	A violation of this Agreement would cause irreparable harm to Allison but in an amount incapable of precise determination. Should I violate this Agreement, Allison shall be entitled to injunctive relief in addition to any other available remedy or form of legal and equitable relief.

Nothing in this Paragraph is intended to limit or restrict any other rights or remedies Allison may have by virtue of this Agreement or otherwise.

17. Application. This Agreement shall apply to me, as well as to my heirs, executors, administrators, assigns, and successors. This Agreement also shall apply to, and inure to the benefit of, Allison, the predecessors, successors, and assigns of Allison, and each past, present, or future employee, agent, representative, officer, or director of Allison.

18. Disclaimer of Liability. This Agreement shall not be construed as an admission of liability or wrong-doing by either party but is entered into in an effort to provide me with a severance package and organize an orderly transition of my duties.

19. Effective Date. This Agreement may only be accepted during the 21-day period after I receive this Agreement. In the event I sign this Agreement within the twenty-one (21) days following receipt, I shall have an additional seven (7) days to revoke the Agreement (with any revocation needing to be mailed, e-mailed or faxed to the attention of General Counsel, Legal Department, One Allison Way, Indianapolis, Indiana 46222 (e-mail: eric.scroggins@allisontransmission.com; fax: 317-242-5759)). This Agreement shall not become effective, and none of the benefits set forth in this Agreement will become due, until after the Effective Date of this Agreement (the “Effective Date” being the first day after the seven (7)-day revocation period has expired without revocation being exercised).

20. Complete Agreement. This Agreement sets forth the complete agreement between the parties relating to any and all payments or obligations owed or potentially owed to me by Allison and to the other subjects identified herein. I acknowledge and agree that, in executing this Agreement, I do not rely upon and have not relied upon any representations or statements not set forth herein made by Allison with regard to the subject matter, basis, or effect of this Agreement, the benefits to which I am or may be entitled, or any other matter. Notwithstanding the foregoing, nothing in this Agreement is intended to or shall limit, supersede, nullify, or affect any other duty or responsibility I may have or owe to Allison by virtue of any separate agreement or obligation.

21. Reaffirmation Of Release and My Other Covenants Upon Separation. Notwithstanding any other provision of this Agreement, receipt of money or benefits pursuant to Paragraph 2 are conditioned upon me first signing the attached Reaffirmation of Release and Other Covenants clause (the “Reaffirmation Clause”) and the passage of the “Reaffirmation Effective Date,” as defined in the Reaffirmation Clause.

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Knowledge and Understanding

I acknowledge that: (a) I received this Agreement on                     ; (b) I have been and hereby am advised to consult with an attorney prior to executing this Agreement and I have been given a reasonable amount of time within which to consult with an attorney; (c) I have been given a period of twenty-one (21) days within which to consider this Agreement; (d) I have availed myself of all opportunities I deemed necessary to make a knowing, voluntary, and fully informed decision; (e) I have signed this Agreement free of duress or coercion; and (f) I am fully aware of my rights, and have carefully read and fully understand all provisions of this Agreement before signing.

AGREED TO BY:

Allison

Signature	Signature

Printed Name	Printed Name

Dated:	Dated:

REAFFIRMATION OF RELEASE & OTHER COVENANTS

I agree that in partial consideration for receipt of the benefits described in Paragraph 2 of the Agreement, I – as of the date on which I sign this Reaffirmation Clause – reaffirm and recommit to my covenants, promises, and obligations under the Agreement above as if fully and independently restated herein. I also:

(a)	Agree that I have again been (and am hereby) advised to consult with an attorney prior to executing this Reaffirmation Clause, that I have been given a period of twenty-one (21) days within which to consider this Reaffirmation Clause (including all which it entails and encompasses);

(b)	Agree that this Reaffirmation Clause may only be signed during the twenty-one (21) day period after my Retirement Date. In the event I sign the Reaffirmation Clause within the prescribed twenty-one (21) day period, I shall have an additional seven (7) days after signature to revoke it, with any revocation needing to be delivered according to Paragraph 19 of the Agreement. Accordingly, the benefits provided as consideration for this Reaffirmation Clause shall not become due or payable until after the Reaffirmation Effective Date (with “Reaffirmation Effective Date” defined to mean the first day after the 7-day revocation period has expired without revocation being exercised).

REAFFIRMATION CLAUSE AGREED TO BY:

Allison

Signature	Signature

Printed Name	Printed Name

Dated:	Dated: